EXHIBIT 21

Subsidiaries Listing as of December 31, 2019

The following list details certain of the subsidiaries of Ashford Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are insignificant as defined by Item 601(b)(21) of Regulation S-K.

Subsidiary
Ashford Inc.
Ashford OAINC II Inc.
Ashford OAINC Inc.
Ashford Hospitality Holdings LLC
Ashford Advisors, Inc.
Ashford Hospitality Advisors LLC
Premier Project Management LLC
Ashford Hospitality Services LLC
RED Hospitality & Leisure, LLC
PT Holdco, LLC
Presentation Technologies, LLC
J&S Audio Visual Communications, LLC
Original Lismore LLC
Remington Holdings, L.P.
Remington Lodging & Hospitality, LLC